For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


                 FIRST KEYSTONE ANNOUNCES RECORD
                      THIRD QUARTER EARNINGS

Berwick, Pennsylvania   October 31, 2008 - First Keystone
Corporation (OTC BB: FKYS), parent company of First Keystone National Bank, reported net income of $2,227,000 for the quarter ending September 30, 2008, as compared to $1,541,000 for the third quarter of 2007. Earnings per share for the quarter ending September 30, 2008 were $.41, an increase of 20.6% over the $.34 per share earned in the third quarter of 2007. For the nine months ending September 30, 2008, net income was $5,835,000 as compared to $4,359,000 for the first nine months of 2007. Earnings per share were $1.07 for the first nine months of 2008, up 11.5% from the $.96 reported in the first nine months of 2007. The annualized return on assets and return on tangible equity were 1.12% and 15.55%, respectively for the nine months ending September 30, 2008.

President J. Gerald Bazewicz reported, "We are pleased with our financial results in the first nine months of 2008, especially with the continued improvement of our net interest margin. Also, our acquisition of Pocono Community Bank completed in the fourth quarter of 2007 continues to be accretive to earnings per share. Finally, asset quality remains satisfactory and our allowance for loan losses equals 1.31% of total loans as of September 30, 2008."

Total assets increased to $706,101,000 as of September 30, 2008, an increase of 28.0% over the same period in 2007. Total deposits and loans increased to $513,866,000 and $398,377,000, respectively as of the end of the third quarter of 2008. In addition, cash dividends paid to date in 2008 were $.66 per share, the same as the first three quarters in 2007.

First Keystone National Bank, an independently owned community bank since 1864, presently operates 14 full service offices in Columbia (5), Luzerne (4), Monroe (4), and Montour (1) Counties providing banking and trust services. In Monroe County, the Bank trades as Pocono Community Bank, a division of First Keystone National Bank.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207;
      Janney Montgomery Scott, Inc., 800-526-6397; Boenning &
Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc.,
800-223-6807.



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Note:  This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone National Bank or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.




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